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Exhibit 10.2

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of July 15, 2002 by and among AMERICAN LEISURE HOLDINGS, INC., a Nevada corporation ("Buyer") and L. William Chiles ("Seller").

                                    RECITALS

         WHEREAS, Hickory Travel Systems, Inc. (the "Company") is engaged in the business of providing specialty travel services (the "Business"). The Company together with its Subsidiaries is defined herein as the "Hickory Group";

         WHEREAS, Seller owns thirty-three (33) shares (the "Shares") of capital stock, without par value, of the Company (the "Company Common Stock"), which constitutes a majority of the issued and outstanding shares of the capital stock of the Company; and

         WHEREAS, in consideration for $10.00, the receipt of which is hereby acknowledged, Seller hereby grants an option to Buyer to purchase, upon exercise, the Shares.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                      SALE AND TRANSFER OF SHARES; CLOSING

         1.1 Sale and Purchase. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and covenants contained herein, at the Closing, upon exercise of the Buyer Option, by Buyer delivering written notice to Seller in accordance with Section 14.3 herein, Seller shall sell to Buyer the Shares free and clear of all Liens, and Buyer shall purchase the Shares.

         1.2 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, at the Closing, in consideration for the Shares, Buyer shall issue to the Seller Eighteen Thousand Shares of Series B Convertible Redeemable Preferred Stock of the Buyer as set forth in a Certificate of Designations in the form annexed hereto as Exhibit "A".

         1.3 Closing. The Closing shall take place at the offices of Raice Paykin & Krieg, LLP, 185 Madison Avenue, 10th Floor, New York, New York at 10:00 a.m. local time, on a date, not more than ten (10) Business Days nor less than five (5) Business Days after Buyer exercises the Buyer Option by written exercise notice to Seller in accordance with Section 14.3. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein. Seller shall deliver the Schedule to this Agreement within five (5) Business Days from the date of this Agreement.

         2.1      Organization, Qualification, etc.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its





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business as it is now being conducted and proposed to be conducted, and to own, and operate its business and assets.

                  (b) The Company is duly qualified, licensed or admitted to do business and in good standing in the jurisdictions in which the conduct of its business, the ownership, operation of its properties and assets, or the transactions contemplated by this Agreement, require it to be so qualified, licensed or admitted, where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect upon the Company and its Subsidiaries, taken as a whole.

         2.2      Subsidiaries.

                  (a) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its businesses and assets. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, operation of such Subsidiary's businesses and assets, the conduct or nature of its business, or the consummation of the transactions contemplated herein makes such qualification, licensing or admission necessary, except where the failure to have such qualification, licensing or admission would have a Material Adverse Effect upon the Company and its Subsidiaries, taken as a whole.
..
                  (b) All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned by the Company free and clear of all Liens and there are no outstanding Options with respect to any Subsidiary.

         2.3 Capitalization. The total authorized capital stock of the Company consists of ten thousand shares of Company Common Stock. Of such authorized capital stock, the only issued and outstanding shares are sixty-three shares of Company Common Stock. All of the issued and outstanding Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of pre-emptive rights, and were offered, issued, sold and delivered by such company in compliance with all applicable state and federal securities laws.

         2.4 Corporate Record Books. The corporate minute books of each of the Company and each member of the Hickory Group are complete and correct in all material respects and contain all of their proceedings of shareholders and directors.

         2.5 Title to Stock. All of the issued and outstanding shares of the capital stock of the Company are and immediately prior to Closing will be owned beneficially and of record by the Persons in the amounts and as set forth on
Schedule 2.5 hereto. Seller is the sole record and beneficial owner of the Shares and has sole managerial and dispositive authority with respect to the Shares. The Shares are free and clear of all Liens. All proxies granted with respect to the Shares have been validly revoked. Upon delivery to Seller by Buyer of the Purchase Price at the Closing, Seller will convey, and Buyer will own and hold, good and marketable title to the Shares, free and clear of any and all Liens or contractual restrictions or limitations whatsoever.

         2.6 Options and Rights. Except as otherwise described in Schedule 2.6 hereto, there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock (collectively, "Options"). There are no agreements, arrangements or understandings between Seller, the Company and any other Person regarding the Shares (or the transfer, disposition, holding or voting thereof).

         2.7 Authorization. Seller has full legal right, power and capacity to enter into this Agreement and all other agreements, documents, instruments and certificates contemplated herein or related hereto (the "Ancillary Documents") and perform his obligations hereunder and thereunder. Seller was represented by and had the benefit of legal counsel who participated in the preparation and negotiation of this Agreement. Upon execution and





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delivery of this Agreement and the Ancillary Documents by the parties hereto and thereto, this Agreement and each of the Ancillary Documents shall constitute the legal, valid and binding obligation of Seller, enforceable against him in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor rights generally and by general equitable principles.

         2.8 No Violation; Consents and Approvals. Except as set forth on
Schedule 2.8 hereto, the execution and delivery by Seller of this Agreement, the Ancillary Documents and the fulfillment of and compliance with the respective terms hereof and thereof by Seller do not and will not, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Authority or other third party (including, without limitation, any creditor, customer or supplier) pursuant to, the Charter Documents of the Hickory Group or any Regulation, Order or Contract to which the Hickory Group or Seller is subject. Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. None of the Company or any member of the Hickory Group or Seller is required to submit any notice, report, or other filing with any governmental authority in connection with Seller's execution or delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by any of the Company, any member of the Hickory Group or Seller in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

         2.9      Financial Statements; Undisclosed Liabilities.

                  (a) The audited consolidated balance sheets as of December 31, 2000 and December 31, 1999 and related consolidated statements of income and retained earnings and consolidated statements of cash flows for the years ended December 31, 2000 and December 31, 1999, including all notes thereto (the "Financial Statements") fairly present the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto). For purposes of this Agreement, the balance sheet of the Company as of December 31, 2000 is referred to as the "Balance Sheet" and the date thereof is referred to as the "Balance Sheet Date".

                  (b) Except as set forth on Schedule 2.9 attached hereto, to the Seller's knowledge, none of the Hickory Group has any liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, in excess of $1,000 for any single undisclosed liability or $50,000 for all such undisclosed liabilities.

         2.10     Employees.

                  (a) Except as set forth on Schedule 2.10, since the Balance Sheet Date, there have been no increases in the compensation or benefits payable to or to become payable to, or any special bonuses, to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis and in amounts consistent with past practices and amounts.

                  (b) Except as set forth on Schedule 2.10 hereto, the Hickory Group has been, and currently is, in compliance in all material respects with all Federal, State and local Regulations and Orders affecting employment and employment practices applicable thereto, including, without limitation, those Regulations promulgated by the Equal Employment Opportunity Commission, and those relating to terms and conditions of employment and wages and hours.





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                  (c) Except as set forth on Schedule 2.10, (i) the Hickory
Group is not bound by or subject to (and none of its assets or businesses is bound by or subject to) any arrangement with any labor union; (ii) no employees of the Hickory Group are represented by any labor or trade union or covered by any collective bargaining agreement with the Hickory Group; and (iii) no campaign to establish such representation is in progress; and (iv) there is no pending or, to the Knowledge of Seller, threatened labor dispute involving the Hickory Group and any group of its employees nor has the Hickory Group experienced any labor interruptions over the past three years. The Hickory Group's relationship with its employees is good.

         2.11 Absence of Changes. Since the Balance Sheet Date, the Hickory Group has conducted its business only in the Ordinary Course of Business and there has not been: (a) any material damage, destruction or loss, whether covered by insurance or not, with regard to the Hickory Group's properties and business; (c) any amendment or change in the Hickory Group's authorized or issued capital stock, or Charter Documents; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of, the capital stock of the Hickory Group, any purchase, retirement, redemption or other acquisition of, any grant of any stock option, warrant or other right to purchase shares of, or the grant of any registration rights with respect to, the capital stock of the Hickory Group; (e) any cancellation of, or agreement to cancel any indebtedness or obligation owing to the Hickory Group;
(f) any amendment, modification or termination of any existing Permits or Contracts, or entering into any new Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the Hickory Group;
(g) any entry into any material Contract by the Hickory Group not in the Ordinary Course of Business, including, without limitation, relating to any borrowing, capital expenditure or the sale or purchase of any property, rights, or assets or any options or similar agreements with respect to the foregoing;
(h) any disposition by the Hickory Group of any material asset; (i) any adverse change in any Contract or relationship with any customer or supplier the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Hickory Group; (j) any write-down of the value of any inventory of the Hickory Group, or write-off, as uncollectible, of any notes, trade accounts or other receivables; or (k) any change by the Hickory Group in accounting methods or principles.

         2.12     Contracts.

                  (a) Except as set forth on Schedule 2.8, no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

                  (b) Each material Contract to which any member of the Hickory Group is a party is in full force and effect and is valid and enforceable in accordance with its terms. Each member of the Hickory Group has performed in all material respects all obligations required to be performed by it and (i) is not in default in any respect under or in breach of, and (ii) is not in receipt of any claim of default or breach under any material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which any member of the Hickory Group is subject (including without limitation all performance bonds, warranty obligations or otherwise) which would cause a Material Adverse Effect upon the Company and its Subsidiaries, taken as a whole. No member of the Hickory Group has any present expectation or intention of not fully performing all such obligations. Seller has no Knowledge of any breach or anticipated breach by the other parties to any such material Contract to which any member of the Hickory Group is a party.

         2.13     Real Estate and Personal Property Matters.

                  (a) The Hickory Group has good and marketable title to all of the properties and assets reflected in the Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) free and clear of all Liens, except
(i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or other encumbrances that do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such





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properties and assets, taken as a whole, or (iii) as reflected in the Balance
Sheet.

                  (b) The Hickory Group owns, and will on the Closing Date own, good and marketable title to all the personal property and personal assets, tangible or intangible, used in the Business except as to those assets leased, all of which leases are in good standing and no party is in default thereunder. Except as set forth on Schedule 2.13, none of the assets belonging to or held by the Hickory Group is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by the Hickory Group in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                  (c) There has not been since the date of the most recent Balance Sheet, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by the Hickory Group of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the Ordinary Course of Business. On and after the Closing Date, the Hickory Group, as direct or indirect wholly-owned subsidiaries of Buyer, will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the Business.

         2.14 Litigation. Except as set forth on Schedule 2.14, there is no Claim pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, the Hickory Group or any of the assets or businesses of the Hickory Group nor is there any Order outstanding against Seller, the Hickory Group or any of the assets or properties of the Hickory Group.

         2.15     Tax Matters.

                  (a) The Hickory Group has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "Tax Returns") required to be filed with any federal, state, local or other taxing authorities (each a "Taxing Authority", collectively, the "Taxing Authorities") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "Taxes") and in accordance with all tax sharing agreements to which Seller or the Hickory Group may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or are adequately provided for in the Financial Statements, including any of the Hickory Group's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by the Hickory Group have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Hickory Group except for Liens for Taxes not yet due and payable. Neither Seller nor the Hickory Group has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code") in all material respects.

                  (b) No audit of the Hickory Group or the Hickory Group's Tax Returns by any Taxing Authority is currently pending or threatened, and, except as set forth on Schedule 2.15, no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Hickory Group which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Hickory Group on the Tax Returns filed by or on behalf of the Hickory Group for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to Buyer, state accurately the information





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requested with respect to the Hickory Group and such information was derived from the books and records of the Hickory Group.

                  (c) The Hickory Group has not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

                  (d) No member of the Hickory Group is a Subchapter S corporation and has never been a Subchapter S corporation.

         2.16     Compliance with Regulations and Orders; Permits; Affiliations.

                  (a) To the Knowledge of Seller, the Hickory Group is presently complying with all applicable Regulations and Orders of Authorities in respect of its operations, businesses, equipment, practices, real property, plants, structures and other properties, and all other aspects of its business and operations, including, without limitation, all Regulations and Orders relating to the safe conduct of business, hazardous waste, environmental protection, handicapped access, fair housing, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no Claims pending, nor, to the Knowledge of Seller, are there any Claims threatened, nor have Seller or the Hickory Group received any written notice, regarding any violations of, or defaults under, any Regulations and Orders enforced by any Authority claiming jurisdiction over the Hickory Group, including, without limitation, any requirement of OSHA, any pollution and environmental control agency (including air and water) or the agencies having responsibility for the Real Estate Settlement Procedures Act, the Fair Housing Act, Americans With Disabilities Act, or any similar regulations.

                  (b) Except as set forth on Schedule 2.16, the Hickory Group has all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, "Permits") required for the Hickory Group to conduct its business as presently conducted. Each such Permit is valid and in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such Permit is threatened.

                  (c) Except as set forth on Schedule 2.16, (i) none of the Hickory Group nor Seller is in violation of any Regulation, Order, rule or requirement with respect to any industry affiliation and membership of the Hickory Group in any business or industry group relating to the operation of the Hickory Group (collectively, the "Business Groups"), and (ii) no consent of any such Business Group is required for the Hickory Group or Seller to consummate the transactions contemplated by this Agreement.

         2.17     ERISA and Related Matters.

                  (a) Except as set forth in Schedule 2.17 hereto, none of the Hickory Group, nor any ERISA Affiliate of the Hickory Group, is a party to or participates in or has any liability or contingent liability with respect to:

                           (i) any "employee welfare benefit plan" or "employee
pension benefit plan" or "multi-employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or

                           (ii) any retirement or deferred compensation plan,
incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                           (iii) any employment agreement not terminable on 30
days' or less written





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notice, without further liability. Any plan, arrangement or agreement required to be listed on Schedule 2.17 for which any Seller or any ERISA Affiliate of any Seller may have any liability or contingent liability is sometimes hereinafter referred to as a "Benefit Plan". For purposes of this Section, the term "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Hickory Group would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

                  (b) Except as set forth on Schedule 2.17, the Hickory Group is in compliance in all material respects with the terms of all of its Benefit Plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other Regulations and Orders applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither the Hickory Group nor any ERISA Affiliate of the Hickory Group has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in
Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in the most recent Balance Sheet provided to Buyer and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Closing Date.

         2.18     Intellectual Property.

                  (a) The Hickory Group has the right to use the Intellectual Property used in the Business, and except as otherwise set forth therein, the Intellectual Property is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending, or, to the Knowledge of Seller, threatened, against the Seller or the Hickory Group that the Hickory Group's use of any of such Intellectual Property infringes the rights of any Person. Seller (i) has no Knowledge of any use of any of the Intellectual Property constituting an infringement thereof, and (ii) has no right, claim or interest in or to any of the Intellectual Property.

                  (b) Except as set forth on Schedule 2.18 hereto, the Hickory Group is not a party in any capacity to any franchise, license or royalty agreement respecting any of the Intellectual Property and there is no conflict with the rights of others in respect to any of the Intellectual Property now used in the conduct of the Business.

                  (c) Except as set forth on Schedule 2.18, all of the current software applications used by the Hickory Group in the operation of the Business (the "Software"), including, without limitation, software applications commonly referred to as "Front Office, Back Office, Inventory Management, Hotel and Car Reservations, Airline ticketing, Cruise Bookings and Guest Services" complies with the necessary requirements to function efficiently. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Hickory Group under valid, binding and enforceable licenses and is not terminable upon consummation of the transactions contemplated by this Agreement without any Person's consent. All of the Hickory Group's computer hardware has validly licensed software installed therein. None of the Hickory Group has sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

         2.19 Environmental Matters. Except as disclosed in Schedule 2.19: (i) neither the Business nor the operation thereof violates any applicable Environmental Law, and no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against the Hickory Group or Buyer or creates or could create a liability or loss for the Hickory Group or Buyer) exists or has occurred which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (ii) the Hickory Group is in possession of all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof), and the Hickory Group is in full compliance with all of the requirements and limitations included in such Environmental Permits; (iii) the Hickory Group has not stored or used any Hazardous Material on or at any property or facility





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now or previously owned, leased or operated by the Hickory Group; (iv) the
Hickory Group has not received any notice from any Authority or other Person that the Business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Materials at, on or beneath any property or facility now or previously owned, leased or operated by the Hickory Group, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (v) the Hickory Group is not the subject of any Claim by any Authority or other Person involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Hickory Group; (vi) the Hickory Group has not buried, dumped, disposed, spilled or released any Hazardous Materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by the Hickory Group or any property adjacent thereto; (vii) no property or facility now or previously owned, leased or operated by the Hickory Group, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (viii) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now or previously owned, leased or operated by the Hickory Group; (ix) the Hickory Group has not directly transported or directly arranged for the transportation of any Hazardous Materials to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of any enforcement action or other investigation by any Authority which may lead to material Claims against the Hickory Group for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA;

         2.20 Banking Arrangements. Except as may be disclosed in the Balance Sheet or on Schedule 2.20 hereto, the Hickory Group has no liability or obligation relating to funds or money borrowed by or loaned to the Hickory Group (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.21 Insurance. The policies of property, fire, liability, business interruption, workers' compensation and other forms of insurance held by the Hickory Group and the dollar amount of coverage are consistent with other companies engaged in a business similar to the Business. Such policies are valid, outstanding and enforceable and all premiums due have been paid. Except as disclosed on Schedule 2.21, Seller has no Knowledge of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any claim against the Hickory Group not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of the Hickory Group.

         2.22     [Intentionally omitted]

         2.23 Brokerage. None of the Hickory Group nor any Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Hickory Group or any Seller, or from Buyer or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.24 Improper and Other Payments. Except as set forth on Schedule 2.24 hereto: (a) none of the Hickory Group, any director, officer, employee thereof, nor, to the Knowledge of Seller, any agent or representative of the Hickory Group nor any Person acting on behalf of any of them, (i) has made, paid or received any contribution, gift, bribe, rebate, payoff, influence payment, kickbacks or other similar payments to or from any Person or Authority, whether in money, property or services (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, (3) to obtain special concessions or for special concessions already obtained, or (4) in violation of any Regulation or Order or (ii) established or maintained a fund or asset that has not been recorded on the books and records of the Hickory Group;
(b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate; (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made; and (d) the internal accounting controls of the Hickory Group are believed by the Hickory Group's management to be adequate to detect any of the foregoing under current circumstances.





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         2.25     [Intentionally omitted].

         2.26     Significant Customers and Suppliers.

                  (a) Except as set forth on Schedule 2.27, none of the Hickory Group's significant customers (or persons or entities that are sources of a significant number of customers) have canceled or substantially reduced or, to the Knowledge of Seller, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Hickory Group in the conduct of the Business.

                  (b) Except as set forth on Schedule 2.27, none of the Hickory Group's significant suppliers and service providers have canceled or substantially reduced or, to the Knowledge of Seller, is currently attempting or threatening to cancel a contract or substantially reduce products or services to the Hickory Group in the conduct of the Business.

         2.27 Disclosure. Neither this Agreement nor any of the exhibits hereto or certificate furnished hereunder by or on behalf of Seller or the Hickory Group with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. It is acknowledged that, notwithstanding the language of this Agreement, the Seller did not deliver the Schedules to the Agreement as of the date hereof.

         2.28 Investment Representations. Seller will be acquiring the Series B Stock and any shares of Buyer Common Stock (as defined below) issuable upon conversion thereof under this Agreement ("Buyer Securities") for investment for his own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law, and such Seller has no present intention to sell, convey, dispose of or otherwise distribute any interest in or risk related to Buyer Securities issued hereunder except pursuant to an effective registration statement or in a manner consistent with the requirements of the federal and state securities laws. Seller has no contract, understanding, agreement or arrangement with any Person to sell, assign, or otherwise transfer to such Person, or to any other Person, any or all of the Buyer Securities that Seller will receive in connection with the transactions contemplated by this Agreement. Seller acknowledges that he understands that the Buyer Securities will receive hereunder have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Seller hereby agrees that the certificates representing the Buyer Securities may bear a restrictive legend (and Buyer's transfer agent may be given stop transfer instructions) to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities Laws, state blue sky laws and other applicable restrictions due to such lack of registration.
                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein as follows:

         3.1 Corporate Organization, etc. Buyer, formerly known as FreewillPC.com, Inc., is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

         3.2 Authorization, etc. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has duly authorized the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, and no other corporate proceedings on its part are necessary to authorize this Agreement, such Ancillary Documents and the transactions contemplated hereby and thereby. Upon execution and delivery of this Agreement and the





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Ancillary Documents by the parties hereto and thereto, this Agreement and the
Ancillary Documents to which Buyer is a party shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles.

         3.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of Buyer, or any Regulation to which Buyer is subject, or any material Contract or Order to which Buyer or its properties are subject. Buyer will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.4 Governmental Authorities. Buyer has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby. Buyer is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement, the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by Buyer in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.

         3.5 Brokerage. Buyer has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Buyer, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer shall be solely responsible for any and all fees, commissions or other compensation to the Buyer's Broker.

         3.6 Capitalization. The total authorized capital stock of the Buyer prior to Closing will be (a) 100,000,000 shares of Common Stock par value $0.001 per share ("Buyer Common Stock"), and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share, not more than 1,000,000 shares of which will be designated as Series A Preferred Stock and not more than 1,000,000 shares of which shall be designated as Series B Stock. All of the issued and outstanding Buyer Common Stock and Series A Preferred Stock have been, and the Series B Stock (and any Buyer Common Stock issuable upon conversion thereof) will be, duly authorized and validly issued, are fully paid and non-assessable, are free of pre-emptive rights, and were, or in the case of such Series B Stock will be, offered, issued, sold and delivered by Buyer in compliance with all applicable state and federal securities laws (assuming the truth of Seller's representations set forth in Section 2.28).

         3.7 Disclosure. Neither this Agreement or any of the Ancillary Documents to which Buyer is a party nor any exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Seller by Buyer with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                   ARTICLE IV
                               COVENANTS OF SELLER

         From the date hereof until the Closing Date, except as otherwise consented to or approved by Buyer in writing, Seller in case of covenants applicable solely to Seller shall, or, in the case of covenants applicable to the Company, use good faith efforts to cause the Company and each other member of the Hickory Group to:

         4.1 Regular Course of Business. Except as set forth on Schedule 4.1 hereto, use reasonable





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commercial efforts to operate its business diligently and
in good faith and in the Ordinary Course of Business, including, without limitation: (i) use reasonable commercial efforts to maintain all of its respective properties in good order and condition; (ii) use reasonable commercial efforts to maintain (except for expiration due to lapse of time) all Contracts in effect without change except as expressly provided herein; (iii) use reasonable commercial efforts to comply with the provisions of all Regulations and Orders applicable to the Hickory Group and the conduct of its respective business; (iv) use reasonable commercial efforts to maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; (v) use reasonable commercial efforts to preserve the business of the Hickory Group intact; (vi) use reasonable commercial efforts to keep available for the Hickory Group and Buyer, the services of the officers and employees of the Hickory Group; and (vii) use reasonable commercial efforts to preserve the goodwill of clients, suppliers and others having business relations with the Hickory Group.

         4.2 Certain Restrictions. Refrain from: (i) changing or amending the Charter Documents of the Company or any other member of the Hickory Group; (ii) merging with or into or consolidating with any other Person; (iii) acquiring all or substantially all of the stock or the assets of any Person or changing the character of its business; (iv) issuing or selling any shares of the Company's or any other member of the Hickory Group's capital stock of any class or any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of such capital stock; (v) permitting any liens upon, pledging or otherwise encumbering any shares of such capital stock or any of their respective assets or properties; (vi) declaring, paying or setting aside for payment any dividend or other distribution to any of the stockholders of the Company or any other member of the Hickory Group, in respect of their respective capital stock or otherwise; (vii) directly or indirectly, redeeming, retiring, purchasing or otherwise acquiring any shares of their respective capital stock or any of their respective indebtedness for money borrowed in advance of any scheduled repayment date; (viii) making any capital expenditures, or commitments with respect thereto; (ix) incurring, assuming or guaranteeing any indebtedness, obligations or liabilities or entering into any transactions or making any commitment to do any of the foregoing except in the Ordinary Course of Business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with Buyer; (x) canceling, releasing, waiving or compromising any debt, Claim or right in their respective favor; (xi) altering the rate or basis of compensation of any of their respective officers, directors, employees or consultants; and (xii) taking any action or failing to take any action as a result of which any of the other changes or events listed in Section 2.12 hereof is likely to occur.

         4.3 Cash and Cash Equivalents. Preserve, and expend solely in the Ordinary Course of Business, its cash and cash equivalents.

         4.4 Interim Financial Information. To the extent prepared in the Ordinary Course of Business, furnish to Buyer unaudited financial statements (including, without limitation, balance sheets and statements of income, changes in stockholders' equity and cash flow) and information for each calendar month, promptly following the conclusion of such month, and as Buyer may otherwise reasonably request.

         4.5      Full Access and Disclosure.

                  (a) Afford to Buyer and its counsel, accountants and other authorized representatives reasonable access during business hours to the Hickory Group's facilities, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Hickory Group's, including financial statement and other audits at the sole cost and expense of Buyer; and Seller shall cause the Hickory Group's officers, employees and auditors to furnish on a timely basis such additional financial and operating data and other information as Buyer shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Hickory Group made by the Hickory Group's independent auditors in connection with any examination of the Hickory Group's Financial Statements and books and records.

                  (b) Promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of Seller as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would

(except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in any schedule hereto, Seller will promptly deliver to Buyer a proposed amendment or supplement to such schedule specifying such change. No such proposed amendment or supplement to a schedule shall constitute an amendment or supplement to such schedule until Buyer shall have consented thereto. Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article 4 or Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

         4.6 Fulfillment of Conditions Precedent. Refrain from taking any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement. Seller shall use his best efforts to obtain at his expense, on or prior to the Closing Date, all such waivers, permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

         4.7 Tax Returns. File all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and the Hickory Group shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the Hickory Group shall pay all costs associated with the preparation thereof.

         4.8 No Solicitation or Negotiation. Seller shall refrain from, and cause and his representatives, agents, advisors, accountants and attorneys to refrain from, and shall use his good faith efforts to cause the Hickory Group and its directors, officers, employees, representatives, agents, advisors, accountants and attorneys to refrain from, initiating, soliciting or encouraging, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, the Hickory Group, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should the Hickory Group or Seller be contacted with respect to any offer, inquiry or proposal, Seller shall immediately advise Buyer in writing of the name, address and phone number of the contact and the nature of the inquiry.

         4.9 Termination of Agreements. Terminate or cause to be terminated, on or prior to the Closing Date, (i) any stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Hickory Group and any employee and (ii) any existing agreement between the Hickory Group and any stockholder of the Hickory Group not reflecting fair market terms, except such existing agreements as are set forth on Schedule 4.9.

                                    ARTICLE V
                               COVENANTS OF BUYER

         Buyer hereby covenants and agrees with the Seller that prior to the Closing or the termination of this Agreement:

         5.1      Full Access and Disclosure.

                  (a) Buyer shall afford to Seller, and his counsel, accountants and other authorized representatives an opportunity to make such reasonable investigations as they shall desire to make of the business of Buyer; and Buyer shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as Seller shall from time to time reasonably request.

                  (b) Buyer shall Promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of Buyer as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in any schedule hereto, Buyer will promptly deliver to Seller a proposed amendment or supplement to such schedule specifying such change. No such proposed amendment or supplement to a schedule shall constitute an amendment or supplement to such schedule until Seller shall have consented thereto. Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 5 or Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

         5.2 Further Assurances with respect to Other Transactions. Buyer will use reasonable commercial efforts to cause its common stock to be listed on the American Stock Exchange ("AMEX") and shall provide Seller with a copy of all correspondence with AMEX relating to such listing.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS

         6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use his or its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement.

         6.2 Consents. Without limiting the generality of Section 6.1, each of the parties hereto shall use his or its best efforts to obtain all Permits of all Persons and Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date. With respect to every material Contract of the Hickory Group, even those Contracts for which a consent or approval is not required under the terms of such Contract, upon the execution and delivery of this Agreement, each party to each such Contract shall, after consultation with and coordination by Buyer, be advised of the transaction contemplated hereby.

         6.3 No Termination of Seller's Obligations by Subsequent Incapacity, Etc. Seller specifically agrees that the obligations of Seller hereunder shall not be terminated by the death or incapacity of Seller.

         6.4 Confidentiality. From the date hereof to and including the Closing Date, Buyer, on the one hand, and Seller, on behalf of himself and the Hickory Group, on the other hand, shall cause its principals, officers and other personnel and authorized representatives to hold in confidence, and not disclose to any other Person without the other party's prior consent, all written and oral information furnished or disclosed by or received from such party or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be contemplated therein.

         6.5 Public Announcements. Each party shall refrain from disclosing any of the terms of this Agreement to any third party (other than Buyer's advisors and senior lending group and the Seller's advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of Buyer's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Buyer and the Seller.

                                   ARTICLE VII
                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

         Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Buyer:

         7.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of Seller contained in Article II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, Seller to Buyer, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Seller shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by him prior to the Closing Date or at the Closing. Seller shall have executed and delivered to Buyer a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 Third Party Consents. Seller shall have delivered to Buyer, in form and substance reasonably acceptable to Buyer, all consents, approvals, waivers or other authorizations listed in Schedule 2.8 with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that each of the Contracts of the Hickory Group remains in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such Contracts operated and were in effect before the Closing Date. With respect to the material Contracts of the Hickory Group for which notice of the transaction had been, or should have been, delivered to the other party thereto pursuant to Section 6.2 hereof; (a) all such parties to such Contracts shall have been notified of the transactions contemplated hereby and (b) none of Buyer, Seller or the Hickory Group shall have received any notice of terminations or amendments of, or any indication from such party of their intent to terminate or amend, such contract, unless such amendment shall not adversely affect the Hickory Group.

         7.4 Regulatory Approvals. The Authorities listed in Schedule 2.8 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Hickory Group or Buyer that are objectionable to it.

         7.5 Due Diligence. Buyer shall have completed its due diligence investigation with respect to the Hickory Group including, but not limited to, business, financial, legal, operational, customer, worker's compensation, employee (both internal and external) and real estate due diligence, with results satisfactory to Buyer in its sole discretion.

         7.6 FIRPTA Certificate. Seller shall have delivered to Buyer a certificate to the effect that such Seller is not a foreign person pursuant to
Section 1.1445-2(b) of the Treasury regulations.

         7.7 Seller's Closing Documents. Seller shall have delivered to Buyer executed originals of each of the Seller Closing Documents.

         7.8 ISRA Compliance. Seller shall have delivered to Buyer evidence of the non-applicability of, or compliance with, the provisions of ISRA reasonably acceptable to Buyer.

         7.9 No Material Adverse Change. There shall have been no Material Adverse Change with respect to the Company since the date of this Agreement. Buyer shall have received a certificate (which shall be addressed to Buyer), dated the Closing Date, from Seller certifying to the foregoing.

                                  ARTICLE VIII
                   CONDITIONS TO THE OBLIGATIONS OF THE SELLER



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         Each and every obligation of Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Seller:

         8.1 Representations and Warranties; Performance. The representations and warranties of Buyer contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, or in any writing delivered by Buyer to Seller, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An authorized officer of Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 Purchase Price. Seller shall have received the Purchase Price required to be delivered at Closing and to which Seller is entitled pursuant to
Section 1.2 hereof.

         8.4 Additional Loan. The Company shall have received the proceeds of a loan from Buyer in the amount of $1,600,000, the proceeds of which shall be used, in part, to repay Seller the amount of a promissory note to by the Company to Seller in the amount of $250,000.

         8.5 Buyer's Closing Documents. Buyer shall have delivered to Seller executed originals of each of the other Buyer's Closing Documents.

                                   ARTICLE IX
                              TERMINATION OF OPTION

         9.1 Methods of Termination. This Agreement, and Buyer's right to exercise the Buyer Option herein, shall terminate:

                  (a)      by mutual consent of Buyer and Seller; and

                  (b) by either Seller or Buyer, at any time after December 31, 2002 (the "Outside Date"), provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Seller if its failure to perform has been the cause of or resulted in the failure of the Closing to be consummated on or before the Outside Date.

         9.2 Procedure Upon Termination. In the event this Agreement is terminated as provided in Section 9.1:

                  (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto of the other party or the Hickory Group (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and




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                  (c) no party hereto shall have any further liability or
obligation to any other party under or in connection with this Agreement; provided, however, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.

                                    ARTICLE X
                               CLOSING DELIVERIES

         10.1 Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Buyer the following:

                  (a) Certificates, in genuine and unaltered form, representing the Shares and the Seller Note, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to Buyer;

                  (b) Evidence, in form satisfactory to Buyer, that all consents and approvals referred in Schedule 2.8 have been obtained;

                  (c) The Certificate of Incorporation of the Company certified by the New Jersey Department of Treasury;

                  (d) Certificates of Good Standing for the Company from the State of New Jersey;

                  (e) Evidence acceptable to Buyer, in its sole discretion, of the termination of any shareholder or buy/sell agreement among the shareholders of the Company;

                  (f) Evidence acceptable to Buyer that the "Desktop" program presently being implemented by the Company with respect to certain software and applications will result in all embedded systems and control systems being owned free and clear of all Liens by the Company;

                  (g) A certificate to the effect that Seller is not a foreign person pursuant to Section 1.1445-2(b) of the Treasury regulations;

                  (h) Evidence, in form satisfactory to Buyer, that the Authorities listed in Schedule 2.8 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Hickory Group or Buyer that are objectionable to it

                  (i) The Employment Agreement, substantially in the form annexed hereto as Exhibit "B" hereto (the "Employment Agreement") executed by Seller; and

                  (j) Such other agreements, documents and instruments reasonably requested by Buyer to effectuate the transactions contemplated in this Agreement.

         10.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

                  (a) The Purchase Price;

                  (b) The Articles of Incorporation of Buyer certified by the Nevada Secretary of States;

                  (c) A Certificate of Good Standing for Buyer from the State of New Jersey;

                  (d) A certificate signed by the secretary of Buyer certifying the Bylaws of Buyer and Board approval of the transactions contemplated in this Agreement;





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                  (e) The Employment Agreement executed by Buyer; and

                  (f) The loan to the Company described in Section 8.4.

                  (g) Such other agreements, documents and instruments reasonably requested by Seller to effectuate the transactions contemplated in this Agreement.

                                   ARTICLE XI
                             POST-CLOSING COVENANTS

         11.1 Further Assurances. If at any time after the Closing Date, Buyer, on the one hand, or Seller, on the other hand, shall consider or be advised that any further agreements, instruments, documents, deeds, papers, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in such party, the title to any property or rights of the other acquired or to be acquired by reason of, or as a result of, this Agreement or any of the transactions contemplated herein, the other party agrees that it or they shall execute and deliver all such proper agreements, instruments, documents, deeds, papers, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in such party and otherwise to carry out the purpose of this Agreement.

         11.2 Lock-Up. Seller hereby agrees not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any shares of Series B Stock issued hereunder or any shares of Common Stock issued in conversion thereof (collectively, "Securities") for the period commencing on the Closing Date through, the date thirty-six (36) months later (the "Lock-Up Period"). Notwithstanding the foregoing, Buyer shall lend to Seller an amount of cash, (or arrange a guarantee) to allow Seller to pay income tax on the Series B Stock issued hereunder, which loan may be secured by a pledge of Series B Stock (or Buyer Common Stock) with a Market Value (as defined in the Employment Agreement) equal to the principal amount of such loan. The foregoing restriction is expressly agreed to preclude Seller from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by someone other than Seller. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities. Certificates evidencing the Securities may contain the following legend:

         The securities evidenced by this certificate are subject to a Lock-Up contained in the Stock Option Agreement dated July 15, 2002 by and among L. William Chiles and American Leisure Holdings, Inc., a copy of which is on file with American Leisure Holdings, Inc. and may not be sold, conveyed, encumbered, hypothecated or otherwise transferred except with the prior written consent of American Leisure Holdings, Inc. or in accordance with such agreement.

                                   ARTICLE XII
                       SURVIVAL OF TERMS; INDEMNIFICATION

         12.1     Survival; Knowledge.

                  (a) All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (i) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (ii) all representations and warranties shall survive and continue until two (2) years





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from the Closing Date (the "Anniversary Date"), except for representations and warranties for which a claim for indemnification hereunder (an "Indemnification Claim") shall be pending as of the Anniversary Date, in which event such representations and warranties shall survive with respect to such Indemnification Claim until the final disposition thereof.

                  (b) The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

         12.2 Indemnification by Seller. Subject to this Article XII, Seller shall indemnify, defend and hold harmless Buyer and each of the officers, directors, employees, shareholders, attorneys, accountants, partners, representatives, agents, successors and assigns of each of the foregoing (each an "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Seller under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Seller hereunder.

         12.3 Indemnification by Buyer. Subject to this Article XII, Buyer shall indemnify, defend and hold harmless Seller and each of the representatives, agents, successors and assigns of Seller (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties"), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Buyer under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Buyer hereunder.

         12.4     Third Party Claims.

                  (a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation, or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article 5, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the Indemnitee after the Effective Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee). The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner.

                  (b) Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment, plus all other Claims of the Indemnitee with respect thereto (including legal fees and expenses). If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party Claim.

                  (c) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor shall have the right to settle any Claim against it or as to which it has assumed the defense, subject to the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld provided that such settlement involves only the payment of a fixed sum which the Indemnitor is obligated to pay and does not include any admission of liability or other such similar admissions by or related to Indemnitee with respect to such Claim.

                  (d) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or Claim; (ii) the Indemnitor shall not have employed, or is prohibited under this Section 5.4 from employing, counsel in the defense of such action or Claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

         12.5     Limitation on Indemnification.

                  (a) None of the Buyer Indemnified Parties shall assert any Indemnification Claim hereunder against Seller until such time as, and solely to the extent that, the aggregate of all such claims which the Buyer Indemnified Parties may have against Seller shall exceed One Hundred Thousand Dollars ($100,000). The aggregate of all Claims against Seller shall be limited to recourse against the Series B Stock (and any securities issued in conversion thereof), as provided in Section 12.8 below.

                  (b) None of the Seller Indemnified Parties shall assert any Indemnification Claim hereunder against Buyer until such time as, and solely to the extent that, the aggregate of all such claims which the Seller Indemnified Parties may have against Buyer shall exceed One Hundred Thousand Dollars ($100,000).

         12.7 Survival of Indemnification. These indemnification provisions shall survive the termination or other expiration of this Agreement until the third (3rd) anniversary of the Closing Date, except for those Indemnification Claims which shall be pending as of the first anniversary of the Closing Date, in which event, such Indemnification Claims and the related indemnification provisions shall survive until the final disposition thereof.

         12.8 Satisfaction of Indemnification Claims. In the event of a Claim against Seller, such Claim shall be satisfied solely by Seller transferring to Buyer a number of shares of Series B Stock equal to the quotient obtained by dividing the liquidation preference thereof by the amount of such claim or a number of shares of Buyer Common Stock equal to the quotient obtained by dividing the greater of the (a) fair market value of such Buyer Common Stock or
(b) the conversion price used to convert the Series B Stock into Buyer Common Stock. The indemnification provisions hereof shall be the exclusive remedy for all actions against a party hereto in respect of the




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transactions contemplated hereby, except in the event of any fraud, intentional misrepresentation or willful breach, for which there shall be no limitation on the remedies of the non-breaching, misrepresenting or fraudulent party.

         12.9     Effect of Investigation.

                  (a) Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

                  (b) Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Seller shall not limit, qualify, modify or amend the representations, warranties and covenants of, or indemnities by, Buyer made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Seller.

                                  ARTICLE XIII
                          DEFINITIONS; INTERPRETATIONS

         13.1 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         13.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

         13.3 Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         13.4 Certain Definitions. Capitalized terms not defined in this Agreement, shall have the following respective meanings:

                  "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "Assets" of any Person as of any date means all assets of such Person as presented on a balance sheet prepared in accordance with GAAP as of such date, but excluding therefrom any and all Restricted Cash of such Person.

                  "Authority" means any international, federal, state local or municipal governmental, regulatory or administrative body, agency, department, division, subdivision, office, arbitrator or other authority, any court or judicial authority, or any public, private or industry regulatory agency or authority.

                  "Claim" means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to





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contractual obligations or otherwise.

                  "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "Debt" means, for any Person as of any date, the aggregate outstanding and unpaid balance (including but not limited to unpaid principal, accrued interest, costs and expenses) of all indebtedness of such Person which bears interest that would be included in Interest Expense of such Person for a fiscal period that includes such date.

                  "Environmental Law" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so called "Superlien" law, and any other similar Federal, state or local statutes.

                  "Environmental Permit" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Corporation's business.

                  "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

                  "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Authority under any Environmental Law.

                  "Intellectual Property" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "Knowledge" means, with respect to any Person, if such Person is an individual, that (i) such Person has actual knowledge or awareness of a particular fact or matter or (ii) if circumstances exist such that a reasonable and prudent person would make further inquiry, and thereupon, with due diligence and conducting a reasonably comprehensive investigation concerning the existence of such fact or matter, such Person could be expected to discover or otherwise become aware of such fact or matter. If other than an individual, that any individual serving as director, officer, employee, partner, executor, trustee or any similar capacity whatsoever of such Person, has, or at any time had, knowledge of such fact or matter.

                  "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.




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                  "Material Adverse Change" means any development or change
which has, had or would have a Material Adverse Effect.

                  "Material Adverse Effect" means, as to any Person, any circumstances, events, state of facts or matters which has had, or might reasonably be expected to have, a material adverse effect on (i) such Person's business, operations, properties, assets, condition (financial or otherwise), or results, or (ii) the ability of such Person to consummate any of the transactions contemplated by this Agreement or any of the related agreements, instruments or documents or (iii) the benefits contemplated to be conferred on such Person by this Agreement or any of the related agreements, instruments or documents.

                  "Order" means any decree, consent decree, judgment, award, order, injunction or consent of or by an Authority.

                  "Ordinary Course of Business" shall mean an action taken by a Person only if (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "Person" means any individual, corporation, partnership, limited partnership, limited liability partnership or company, joint venture, company, syndicate, union, unincorporated organization, association, trust, entity, Authority or natural person.

                  "Properties" means each and every type of home, condominium, hotel room, suite or other residential accommodation which Hickory, any of its Subsidiaries or Hickory offers or otherwise makes available to rent as occupancy for any Person for a period of up to one (1) year.

                  "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "Securities Act" shall have the meaning assigned to such term in Section 1.6 hereof.

                  "Subsidiary" means any Person which the Company owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

         14.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Companies, Buyer and Seller.

         14.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         14.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

If to Seller, to:

L. William Chiles
c/o Hickory Travel Systems, Inc.
Park 80 Plaza East
Saddlebrook, New Jersey 07663

with a copy to:
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Attention: Benedict M. Kohl, Esq.

or to such other person or address as Seller shall furnish by notice to Buyer in writing.

If to Buyer to:

AMERICAN LEISURE HOLDINGS, INC.
2701 Spivey Lane
Orlando, Florida 32837
Attn: President

with a copy to:
Raice Paykin & Krieg, LLP,
185 Madison Avenue, 10th floor,
New York, New York
Attn.: David C. Thomas, Esq.

or to such other person or address as Buyer shall furnish by notice to Seller in writing.

         14.5 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

         14.6 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         14.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of Seller.

         14.8 Governing Law. The Agreement shall be governed by the internal laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect and performance.

         14.9 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City and County of New York, New York, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in New York, New York); (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth here in for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

         14.10 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         14.11 Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to implement or satisfy the express provisions of this Agreement.

         14.12 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         14.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         14.14 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in





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any way be affected or impaired thereby.

         14.15 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         14.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.17 Attorneys' Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred with respect to trials, appeals and collection.

                  [remainder of page intentionally left blank]





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         IN WITNESS WHEREOF, the parties hereto have made and entered into this
Agreement the date first hereinabove set forth.

BUYER:

AMERICAN LEISURE HOLDINGS, INC.

By: /s/ MALCOLM J. WRIGHT
    ---------------------
         Malcolm J. Wright
         President

SELLER:

/s/ L. WILLIAM CHILES
---------------------
L. William Chiles